Exhibit 99.1

ONYX PHARMACEUTICALS REPORTS FULL YEAR AND FOURTH QUARTER 2012 FINANCIAL RESULTS

February 21, 2013

Onyx Pharmaceuticals Reports Full Year and Fourth Quarter 2012 Financial Results

Kyprolis® Net Sales Reach $64M in 2012

Nexavar® Continues Strong Regional Growth as Total Worldwide Sales Exceed $1B

 Stivarga® Royalty Revenue of $8M in 2012

SOUTH SAN FRANCISCO, CA — February 21, 2013 — Onyx Pharmaceuticals, Inc. (NASDAQ: ONXX) today reported its financial results for the full year and fourth quarter 2012 and provided a business update.

“This past year was transformational, as Onyx grew from a company with one therapy in two indications to one with three therapies approved in four indications and positive Phase 3 data for another two potential indications,” said N. Anthony Coles, M.D., chairman and chief executive officer of Onyx. “We enter 2013 with the architecture for near-term momentum in our business and sustained growth. The successful launch of Kyprolis, Onyx’s first wholly-owned product, serves as the foundation of our emerging proteasome inhibitor franchise, and we are committed to investing in a broad Phase 3 clinical development program across all lines of therapy to reach more patients globally. 2013 will be an important year for commercial execution in the United States, while developing select capabilities to expand our business internationally.”

Dr. Coles continued, “The second launch of 2012 was Bayer’s Stivarga with additional regulatory actions expected this year in the United States, Europe and Japan. Contributions from worldwide sales of Nexavar and royalty revenue from Stivarga provide increasing cash flow to enable the strategic investment in Kyprolis and oprozomib.”

Onyx reported total revenue of $362.2 million for the full year 2012 and $127.9 million for the fourth quarter 2012. Onyx reported non-GAAP net loss of $162.9 million, or $2.50 per diluted share, for the full year 2012 and $24.0 million, or $0.36 per diluted share, for the fourth quarter 2012. On a GAAP basis, Onyx reported net loss of $187.8 million, or $2.88 per diluted share, for the full year 2012 and $42.9 million, or $0.64 per diluted share, for the fourth quarter 2012. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Revenue

For the full year and fourth quarter of 2012, Onyx reported total revenue of $362.2 million and $127.9 million, respectively, as compared to total revenue of $447.2 million and $237.0 million for the comparable periods in 2011. For the full year and fourth quarter of 2011, total revenue included $160.0 million in contract revenue from collaboration received from the sale of the Japan royalty rights of Nexavar® (sorafenib) tablets.

•                  Revenue from the Nexavar collaboration agreement for the full year and fourth quarter of 2012 was $288.4 million and $72.9 million, respectively, as compared to $287.0 million and $76.8 million for the comparable periods in 2011. The increase in full year revenue from collaboration is primarily a result of increased Nexavar net sales as recorded by Bayer, excluding Japan, of $861.4 million and $229.1 million for the full year and fourth quarter of 2012, respectively, as compared to $839.9 million and $231.5 million for the full year and fourth quarter of 2011. The increase in full year Nexavar sales was driven by increased sales in the U.S. and demand driven growth in emerging markets including Asia Pacific and Latin America.

•                  Kyprolis® (carfilzomib) for Injection net sales for the full year and fourth quarter of 2012 were $64.0 million and $45.3 million, respectively, representing orders shipped to and received by end customers such as physician offices and hospitals post-approval. The U.S. Food and Drug Administration (FDA) granted accelerated approval of Kyprolis

Kyprolis® (carfilzomib) for Injection

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Stivarga® (regorafenib) is a Bayer compound being developed by Bayer. Onyx receives a 20% royalty on global net sales in human oncology. Bayer and Onyx are jointly promoting Stivarga in the U.S.

ONYX PHARMACEUTICALS REPORTS FULL YEAR AND FOURTH QUARTER 2012 FINANCIAL RESULTS

February 21, 2013

on July 20, 2012. In addition, Onyx recorded deferred revenue of $9.8 million as of December 31, 2012, representing Kyprolis inventory at distributors which has not yet shipped to physician offices and hospitals.

•                  Stivarga® (regorafenib) tablets royalty revenue was $8.3 million and $8.2 million for the full year and fourth quarter of 2012, respectively, following marketing approval by the U.S. FDA on September 27, 2012. Onyx receives a 20% royalty on Bayer’s global net sales of Stivarga in human oncology.

Operating Expenses

Non-GAAP cost of goods sold was $1.3 million and $0.8 million for the full year and fourth quarter 2012, respectively. Cost of goods sold related to sales of Kyprolis is not representative of Onyx’s future expectations of cost of goods sold because product costs associated with Kyprolis sales in 2012 were charged to research and development expense in periods prior to approval.

Non-GAAP research and development expense was $316.0 million and $80.3 million for the full year and fourth quarter 2012, respectively, compared to $249.1 million and $82.5 million for the same periods in 2011. Higher research and development expense between periods was primarily due to the global development of Kyprolis, particularly the ongoing Phase 3 ASPIRE, FOCUS and ENDEAVOR trials. On a GAAP basis, research and development expense was $325.3 million and $82.6 million for the full year and fourth quarter 2012, respectively, compared to $268.1 million and $84.0 million for the same periods in 2011.

Non-GAAP selling, general and administrative expense was $198.1 million and $68.0 million for the full year and fourth quarter 2012, respectively, compared to $147.8 million and $50.1 million for the same periods in 2011. Higher selling, general and administrative expense between periods was primarily related to hiring of the field force associated with the Kyprolis commercial launch as well as promotional costs. On a GAAP basis, selling, general and administrative expense was $224.2 million and $74.6 million for the full year and fourth quarter 2012, respectively, compared to $168.0 million and $52.6 million for the same periods in 2011.

Onyx recorded contingent consideration expense of $69.2 million and $2.9 million for the full year and fourth quarter 2012, respectively, compared to a benefit of $93.5 million and $116.7 million for the same periods in 2011. The increase in contingent consideration expense for the full year was primarily a result of the accelerated approval of Kyprolis.

Amortization expense for certain acquired intangible assets was $9.3 million and $5.2 million for the full year and fourth quarter 2012, respectively, and reflects the amortization of a portion of the intangible asset, which was acquired in the 2009 acquisition of Proteolix, Inc.

Provision for Income Taxes

Provision for income taxes for the full year 2012 primarily consisted of a $96.8 million non-cash tax benefit to recognize a change in the net deferred tax balance related to the U.S. approval of Kyprolis.

Cash, Cash Equivalents and Marketable Securities

On December 31, 2012, cash, cash equivalents and current and non-current marketable securities were $492.8 million, compared to $668.4 million at December 31, 2011. This decrease was largely due to Kyprolis development and commercialization expenses, partly offset by cash proceeds from the exercise of employee stock options. During January 2013, Onyx raised approximately $352 million in net proceeds from a public offering of 4.4 million shares of common stock.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: non-GAAP net income (loss), non-GAAP net income (loss) — diluted, non-GAAP net income (loss) per share, non-GAAP net income (loss) per share — diluted, non-GAAP cost of goods sold, non-GAAP research and development expense and non-GAAP selling, general and administrative expense. The following table reconciles these non-GAAP measures to the most comparable financial measures calculated in accordance with GAAP.

Onyx management uses these non-GAAP financial measures to monitor and evaluate our operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. Onyx management believes the

Kyprolis® (carfilzomib) for Injection

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Stivarga® (regorafenib) is a Bayer compound being developed by Bayer. Onyx receives a 20% royalty on global net sales in human oncology. Bayer and Onyx are jointly promoting Stivarga in the U.S.

ONYX PHARMACEUTICALS REPORTS FULL YEAR AND FOURTH QUARTER 2012 FINANCIAL RESULTS

February 21, 2013

non-GAAP information is useful for investors by offering the ability to better identify trends in our business and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect Onyx. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Non-GAAP operating expenses exclude contingent consideration expense (benefit), employee stock-based compensation expense, imputed interest related to the convertible senior notes due 2016, the write-off of certain research and development expenses, equity investment impairment, the impact of the S*BIO termination, lease termination exit costs, amortization of certain acquired intangibles and related tax impact of certain acquired intangible assets.

Management Conference Call Today

Onyx will host a webcast and conference call with management to discuss full year and fourth quarter 2012 financial results, as well as provide a general business overview, today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

To access a live audio webcast of the conference call, log onto the Company’s website at: http://www.onyx.com/investors/event-calendar

To access the live conference call, dial 847-585-4405 and use the passcode 34138405#. A replay of the call will be available on the Onyx website, or by dialing 630-652-3042 and using the passcode 34138405# beginning approximately one hour after the teleconference concludes through March 7, 2013.

About Nexavar® (sorafenib) tablets

Nexavar is approved in the U.S. for the treatment of patients with unresectable hepatocellular carcinoma and for the treatment of patients with advanced renal cell carcinoma.

For information about Nexavar, including U.S. Nexavar prescribing information, visit www.nexavar.com or call 1.866.NEXAVAR (1.866.639.2827).

About Kyprolis® (carfilzomib) for Injection

Kyprolis® (carfilzomib) for Injection is approved in the U.S. for the treatment of patients with multiple myeloma who have received at least two prior therapies including bortezomib and an immunomodulatory agent (IMiD), and have demonstrated disease progression on or within 60 days of completion of the last therapy. Approval was based on response rate. Clinical benefit, such as improvement in survival or symptoms, has not been verified.

Full prescribing information is available at http://www.kyprolis.com.

About Stivarga® (regorafenib) tablets

Stivarga is approved in the U.S. for the treatment of patients with mCRC who have been previously treated with fluoropyrimidine-, oxaliplatin- and irinotecan-based chemotherapy, an anti-VEGF therapy, and, if KRAS wild type, an anti-EGFR therapy.

For full prescribing information, including BOXED WARNINGS, visit www.stivarga-us.com.

Kyprolis® (carfilzomib) for Injection

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Stivarga® (regorafenib) is a Bayer compound being developed by Bayer. Onyx receives a 20% royalty on global net sales in human oncology. Bayer and Onyx are jointly promoting Stivarga in the U.S.

ONYX PHARMACEUTICALS REPORTS FULL YEAR AND FOURTH QUARTER 2012 FINANCIAL RESULTS

February 21, 2013

About Onyx Pharmaceuticals, Inc.

Based in South San Francisco, California, Onyx Pharmaceuticals, Inc. is a global biopharmaceutical company engaged in the development and commercialization of innovative therapies for improving the lives of people with cancer. The Company is focused on developing novel medicines that target key molecular pathways. For more information about Onyx, visit the Company’s website at www.onyx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding our expected financial results for 2013, the anticipated growth of our business, investments in and launch of Kyprolis, development of our oral proteasome inhibitor oprozomib, global expansion, generation of cash flows from sales of Nexavar, commercial, regulatory, and clinical results and milestones, royalties on Bayer’s global net sales and development of Stivarga, promotion of Stivarga in the U.S., overall costs from sales of Kyprolis and our future clinical trials. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: Nexavar® (sorafenib) tablets, Kyprolis® (carfilzomib) for Injection and Stivarga® (regorafenib) tablets being the only approved products from which we may obtain revenue; competition; failures or delays in our clinical trials or the regulatory process; dependence on our collaborative relationship with Bayer; supply of Nexavar, Stivarga or Kyprolis; market acceptance and the rate of adoption of Nexavar, Stivarga and Kyprolis; pharmaceutical pricing and reimbursement pressures; serious adverse side effects, if they are associated with Nexavar, Stivarga or Kyprolis; government regulation; possible failure to realize the anticipated benefits of business acquisitions or strategic investments; protection of our intellectual property; the indebtedness incurred through the sale of our 4.0% convertible senior notes due 2016; and product liability risks. Reference should be made to Onyx’s Prospectus Supplement dated January 16, 2013 to Prospectus dated January 15, 2013 filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2013, as updated by Onyx’s subsequent filings with the Commission, under the heading “Risk Factors” for a more detailed description of these and other risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Investors	Media
Amy Figueroa, CFA	Lori Melançon
Senior Director, Investor Relations	Senior Director, Corporate Communications
(650) 266-2398	(650) 266-2394

(See attached tables)

Kyprolis® (carfilzomib) for Injection

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Stivarga® (regorafenib) is a Bayer compound being developed by Bayer. Onyx receives a 20% royalty on global net sales in human oncology. Bayer and Onyx are jointly promoting Stivarga in the U.S.

ONYX PHARMACEUTICALS REPORTS FULL YEAR AND FOURTH QUARTER 2012 FINANCIAL RESULTS

February 21, 2013

ONYX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
Revenue from collaboration agreement	$72,936	$76,821	$288,416	$286,963
Product revenue	45,319	—	63,955	—
Royalty revenue	8,163	—	8,294	—
Contract revenue from collaborations	1,500	160,211	1,500	160,211
Total revenue	127,918	237,032	362,165	447,174

Operating expenses:
Cost of goods sold (excludes amortization of certain acquired intangible assets) (1)	832	—	1,328	—
Research and development (1)(2)	82,572	83,990	325,256	268,060
Selling, general and administrative (1)	74,566	52,611	224,164	167,959
Contingent consideration expense (benefit)	2,937	(116,663)	69,173	(93,468)
Lease termination exit costs	—	(4,540)	—	6,317
Intangible asset amortization	5,221	—	9,331	—
Total operating expenses	166,128	15,398	629,252	348,868
Income (loss) from operations	(38,210)	221,634	(267,087)	98,306
Investment income	675	678	2,678	2,405
Interest expense(3)	(5,659)	(5,069)	(21,785)	(20,224)
Other income (expense) (4)	(728)	(326)	1,638	(4,103)
Income (loss) before provision (benefit) for income taxes	(43,922)	216,917	(284,556)	76,384
Provision (benefit) for income taxes (5)	(1,000)	242	(96,769)	274
Net income (loss)	$(42,922)	$216,675	$(187,787)	$76,110

Net income (loss) per share:
Basic	$(0.64)	$3.40	$(2.88)	$1.20
Diluted (6)	$(0.64)	$3.16	$(2.88)	$1.19

Computation of diluted shares:
Basic	67,028	63,700	65,148	63,422
Dilutive effect of convertible senior notes	—	5,801	—	—
Dilutive effect of options	—	629	—	588
Diluted (6)	67,028	70,130	65,148	64,010

(1) Includes employee stock-based compensation charges of:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Cost of goods sold	$4	$—	$6	$—
Research and development	2,255	1,461	9,296	6,269
Selling, general, and administrative	6,568	2,556	26,024	20,121
Total employee stock-based compensation	$8,827	$4,017	$35,326	$26,390

(2) Includes a $12.7 million non-cash expense related to the unamortized balance of funding provided to S*BIO which was recorded in the first quarter of 2011.

(3) Includes $11.5 million and $3.0 million imputed interest expense recorded for the full year and fourth quarter in 2012, related to the convertible senior notes due 2016. For the comparable periods in 2011, imputed interest expense was $10.2 million and $2.6 million.

(4) Includes a $0.5 million impairment charge which reflects the write off of Onyx’s equity investment in S*BIO which was recorded in the third quarter of 2012 and $4.1 million net proceeds received pursuant to the sale of Jak2 inhibitors by S*BIO during the year ended December 31, 2012. In 2011, a $3.8 million impairment charge was recorded which reflected the reassessment of the fair value of Onyx’s equity investment in S*BIO.

(5) Includes a $96.8 million and $1.1 million tax benefit representing the non-cash tax related effect on certain acquired intangible assets for the full year and fourth quarter of 2012, respectively.

(6) Under the “if-converted” method, interest and issuance costs and potential common shares related to the Company’s convertible senior notes were excluded in the computation of diluted per share amounts for the three months ended December 31, 2012, and the years ended December 31, 2012 and 2011 because their effect would be anti-dilutive.

Kyprolis® (carfilzomib) for Injection

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Stivarga® (regorafenib) is a Bayer compound being developed by Bayer. Onyx receives a 20% royalty on global net sales in human oncology. Bayer and Onyx are jointly promoting Stivarga in the U.S.

ONYX PHARMACEUTICALS REPORTS FULL YEAR AND FOURTH QUARTER 2012 FINANCIAL RESULTS

February 21, 2013

ONYX PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

(i) Net income
Net income (loss) - GAAP	$(42,922)	$216,675	$(187,787)	$76,110
Non-GAAP adjustments:
Contingent consideration expense (benefit) (a)	2,937	(116,663)	69,173	(93,468)
Employee stock-based compensation (b)	8,827	4,017	35,326	26,390
Imputed interest related to the convertible senior notes due 2016 (c)	3,009	2,605	11,511	10,191
Advance funding to S*BIO (d)	—	—	—	12,666
Impairment of equity investment in S*BIO (d)	—	750	500	3,750
Proceeds received pursuant to the sale of Jak2 inhibitors by S*BIO (e)	—	—	(4,096)	—
Lease termination exit costs (f)	—	(4,540)	—	6,317
Amortization of certain acquired intangible assets (g)	5,221	—	9,331	—
Non-cash tax related effect on certain acquired intangible assets (h)	(1,066)	—	(96,843)	—
Net income (loss) - Non-GAAP	$(23,994)	$102,844	$(162,885)	$41,956

(ii) Cost of goods sold
Cost of goods sold - GAAP	$832	$—	$1,328	$—
Non-GAAP adjustments:
Employee stock-based compensation (b)	(4)	—	(6)	—
Cost of goods sold - Non-GAAP	$828	$—	$1,322	$—

(iii) Research and development expenses
Research and development expenses - GAAP	$82,572	$83,990	$325,256	$268,060
Non-GAAP adjustments:
Employee stock-based compensation(b)	(2,255)	(1,461)	(9,296)	(6,269)
Advance funding to S*BIO (d)	—	—	—	(12,666)
Research and development expenses - Non-GAAP	$80,317	$82,529	$315,960	$249,125

(iv) Selling, general and administrative expenses
Selling, general and administrative expenses - GAAP	$74,566	$52,611	$224,164	$167,959
Non-GAAP adjustments:
Employee stock-based compensation (b)	(6,568)	(2,556)	(26,024)	(20,121)
Selling, general & administrative expenses - Non-GAAP	$67,998	$50,055	$198,140	$147,838

(v) Earnings per share
Net income (loss) - Non-GAAP	$(23,994)	$102,844	$(162,885)	$41,956
Add:
Interest and issuance costs related to dilutive convertible senior notes (i)	—	2,456	—	—
Net income (loss) - diluted - Non-GAAP	$(23,994)	$105,300	$(162,885)	$41,956

Computation of non-GAAP diluted shares
Basic shares - GAAP	67,028	63,700	65,148	63,422
Dilutive effect of options and restricted stock	—	629	—	588
Dilutive effect of convertible senior notes (i)	—	5,801	—	—
Diluted shares - Non-GAAP	67,028	70,130	65,148	64,010

Net income (loss) per share - Non-GAAP	$(0.36)	$1.61	$(2.50)	$0.66
Net income (loss) per share - diluted - Non-GAAP	$(0.36)	$1.50	$(2.50)	$0.66

Kyprolis® (carfilzomib) for Injection

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Stivarga® (regorafenib) is a Bayer compound being developed by Bayer. Onyx receives a 20% royalty on global net sales in human oncology. Bayer and Onyx are jointly promoting Stivarga in the U.S.

ONYX PHARMACEUTICALS REPORTS FULL YEAR AND FOURTH QUARTER 2012 FINANCIAL RESULTS

February 21, 2013

ONYX PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

These non-GAAP financial measures exclude the following items:

(a) Contingent consideration expense (benefit): The effects of contingent consideration expense (benefit) are excluded due to the nature of this charge, which is related to the change in fair value of the liability for contingent consideration in connection with the acquisition of Proteolix; such exclusion facilitates comparisons of Onyx’s operating results to peer companies.

(b) Employee stock-based compensation: The effects of employee stock-based compensation are excluded because of varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparisons of Onyx’s operating results to peer companies.

(c) Imputed interest related to the convertible senior notes due 2016: The effects of imputed interest related to the convertible senior notes due 2016 are excluded because this expense is non-cash; such exclusion facilitates comparisons of Onyx’s cash operating results to peer companies.

(d) Advance funding to S*BIO and impairment of equity investment in S*BIO: The effects of the termination of the S*BIO collaboration agreement are excluded because they do not relate to the normal and recurring transactions of Onyx’s business; such exclusion allows for a better representation of the ongoing economics of the business, facilitates comparison to peer companies and is reflective of how Onyx manages the business.

(e) Proceeds received pursuant to the sale of Jak2 inhibitors by S*BIO: The effects of the proceeds received pursuant to the sale of Jak2 inhibitors by S*BIO are excluded because they do not relate to the normal and recurring transactions of Onyx’s business; such exclusion allows for a better representation of the ongoing economics of the business, facilitates comparison to peer companies and is reflective of how Onyx manages the business.

(f) Lease termination exit costs: The effects of lease termination exit costs and reoccupation of facilities are excluded because they represent non-cash items that relate to Onyx’s exit from facilities it previously occupied in Emeryville and in South San Francisco, California.

(g) Amortization of certain acquired intangible assets: The effects of amortization of certain acquired intangible assets are excluded because this expense is non-cash; such exclusion facilitates comparisons of Onyx’s operating results to peer companies.

(h) Non-cash tax related effect on certain acquired intangible assets: The tax related effect on certain acquired intangible assets is excluded because this expense is non-cash; such exclusion facilitates comparisons of Onyx’s operating results to peer companies.

(i) Under the “if-converted” method, interest and issuance costs and potential common shares related to the Company’s convertible senior notes were excluded in the computation of diluted per share amounts for the three months ended December 31, 2012 and the years ended December 31, 2012 and 2011 because their effect would be anti-dilutive.

Kyprolis® (carfilzomib) for Injection

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Stivarga® (regorafenib) is a Bayer compound being developed by Bayer. Onyx receives a 20% royalty on global net sales in human oncology. Bayer and Onyx are jointly promoting Stivarga in the U.S.

ONYX PHARMACEUTICALS REPORTS FULL YEAR AND FOURTH QUARTER 2012 FINANCIAL RESULTS

February 21, 2013

ONYX PHARMACEUTICALS, INC.

CALCULATION OF REVENUE FROM COLLABORATION AGREEMENT

(In thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Nexavar revenue subject to profit sharing (as recorded by Bayer)	$229,060	$231,490	$861,443	$839,944
Combined cost of goods sold, distribution, selling, general and administrative expenses	91,869	94,697	326,223	335,471
Combined collaboration commercial profit	$137,191	$136,793	$535,220	$504,473

Onyx's share of collaboration commercial profit	$68,596	$68,396	$267,610	$252,236
Reimbursement of Onyx's shared marketing expenses	4,340	5,255	20,806	22,946
Royalty revenue (1)	—	3,170	—	11,781
Revenue from collaboration agreement	$72,936	$76,821	$288,416	$286,963

(1) Effective January 1, 2012, royalty revenue ceased due to the sale of the Japan royalty to Bayer.

Kyprolis® (carfilzomib) for Injection

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Stivarga® (regorafenib) is a Bayer compound being developed by Bayer. Onyx receives a 20% royalty on global net sales in human oncology. Bayer and Onyx are jointly promoting Stivarga in the U.S.

ONYX PHARMACEUTICALS REPORTS FULL YEAR AND FOURTH QUARTER 2012 FINANCIAL RESULTS

February 21, 2013

ONYX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2012	December 31,
	(unaudited)	2011(1)
Assets
Cash, cash equivalents and current marketable securities	$484,436	$646,343
Accounts receivable, net	79,117	—
Other current assets	121,320	85,506
Total current assets	684,873	731,849
Marketable securities, non-current	8,323	22,102
Property and equiment, net	29,016	19,734
Finite-lived intangible assets, net	257,969	—
Intangible assets - in-process research and development	171,500	438,800
Goodwill	193,675	193,675
Other assets	6,215	5,564
Total assets	$1,351,571	$1,411,724

Liabilities and stockholders’ equity
Current liabilities	$131,369	$111,792
Convertible senior notes due 2016	174,404	162,893
Liability for contingent consideration, non-current	149,162	137,816
Deferred tax liability	51,940	149,413
Other long-term liabilities	24,577	26,397
Stockholders’ equity	820,119	823,413
Total liabilities and stockholders’ equity	$1,351,571	$1,411,724

(1) Derived from the audited financial statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Certain amounts have been reclassified to conform to the current year presentation.

Kyprolis® (carfilzomib) for Injection

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Stivarga® (regorafenib) is a Bayer compound being developed by Bayer. Onyx receives a 20% royalty on global net sales in human oncology. Bayer and Onyx are jointly promoting Stivarga in the U.S.